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                                                                    EXHIBIT 10.5

     June 16, 2000

     Mr. William H. Diamond, Jr.
     16125 Francesca Ct.
     Monte Sereno, CA 95030                    Subject: Offer Letter

     Dear Bill:

     WaveSplitter is pleased to offer you a position as its President & Chief Executive Officer. We anticipate that your efforts will contribute significantly to WaveSplitter's growth and success.

     Initially, you will be paid a base salary at the rate of $250,000 per year, to be paid in prorated biweekly installments for the time that you are employed by WaveSplitter. Your base salary will not be subject to reduction except as part of a general reduction of all officer salaries. Increases to your base salary shall be at the discretion of the Board of Directors. In addition to your base salary, you will be eligible to earn a performance bonus as a participant in the 2000 WaveSplitter Executive Bonus Plan. Your bonus opportunity at 100% of targeted results will be 40% of your actual base salary for the portion of the year you are a WaveSplitter employee. At a minimum, you will receive a bonus of $25,000 for 2000 (or a prorata portion thereof if your employment terminates prior to the end of 2000). Your 2000 bonus will be paid promptly after the end of the year when full year results have been determined.

     Subject 14 approval of the Board of Directors, you will be entitled to the grant of an option (the "Option") to purchase 2,000,000 shares of WaveSplitter's Common Stock (the "Shares") on the terms and conditions of the Company's 1997 Stock Plan. We will seek the Board's approval of the Option at the regular meeting scheduled for June 23, 2000 provided that you have become an employee by that date. Otherwise, we will seek the necessary approval within ten (10) days after your WaveSplitter employment commences. To the extent permitted under applicable tax laws, this Option will be an Incentive Stock Option. One forty-eighth (1/48) of the Shares will vest each month following the commencement of your employment, such that all Shares will have vested after four years of employment. The Option exercise price will be the fair market value of the Shares at the time of the grant, as determined by the Board. This option will be exercisable for a period of twelve (12) months following termination of your employment. In addition, the Option will be subject to special acceleration of vesting in the event of a Change of Control as set forth in Exhibit A. Further, if in the absence of a Change of Control your employment is terminated by WaveSplitter without cause (as defined in

_____________________
     /1/ The company's stock is in the process of being split 4 to 1.



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Exhibit A) or is constructively terminated (as defined in Exhibit A), vesting of the Option will be accelerated such that the shares that would have vested during the twelve (12) month period immediately following termination will become vested and immediately exercisable provided that you have signed an agreement containing the provisions set forth in Exhibit B, attached, thereby releasing WaveSplitter and its officers and directors from any claims or liability associated with the termination of your employment and such agreement has become irrevocable.

If you accept this position you will report to the Board of Directors. Your start date will be July 5, 2000 (or sooner if possible). The position of President & Chief Executive Officer is a full-time, exempt position.

WaveSplitter provides 10 paid holidays, as each holiday occurs, during each calendar year. Nine of these holidays are fixed company holidays, and one holiday is a personal choice with the approval of management.

You are eligible for 15 days of paid time off during each full year that you are employed full-time by WaveSplitter. Paid time off may be used for vacation, personal or family illness or other personal matters. Paid time off accrues at the rate of approximately 1.25 days per month during full-time employment. Paid time off may be used after it has accrued. Paid time off accrues at the rate of one additional day per year for each additional year that you are employed full-time by WaveSplitter. The maximum amount of paid time off that can be accumulated and carried over from one year to the next is two times your annual accrual rate.

The standard work day at WaveSplitter is eight hours. Calculations for pay for holidays, vacation hours, and sick leave hours are based on base pay rate and a maximum of eight hours per day. Bonuses overtime, and shift premiums are not included in or calculated in pay for holidays, vacation hours, and sick leave hours.

At this time, WaveSplitter offers several choices of major group major medical, dental and vision insurance for eligible employees. For some of those choices, the company currently pays 100% of the premiums. For others, the employee is required to contribute to the cost through payroll deductions.

WaveSplitter works with the providers of group major medical, dental and vision insurance in order that coverage may be available to eligible employees effective the first day of the month following the first full calendar month of employment. However, the effective date of health insurance is influenced by completion and processing of application forms. Therefore, WaveSplitter cannot guarantee the exact effective date of this insurance.

A summary of the benefits that are currently available to employees of WaveSplitter is attached. Benefits, which are offered and/or made available to employees of WaveSplitter, may be modified or changed by WaveSplitter at anytime without notice. WaveSplitter does not necessarily participate in the cost of all benefits. WaveSplitter policies and practices regarding employee benefits may changed at anytime without notice and at the discretion of management.

This letter constitutes an offer of at-will employment. You may terminate your employment at WaveSplitter at any time. Likewise, WaveSplitter has the right to

                                       2
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terminate your employment at any time with or without cause. In the event your employment is terminated by WaveSplitter other than for cause (as defined in Exhibit A) or is constructively terminated (as defined in Exhibit A):

     i) WaveSplitter will pay you a lump sum payment equal to your then current annual base salary (less applicable withholding);

     ii) WaveSplitter will pay you the bonus, if any, that would have been paid but for the termination of your employment, prorated through the date of termination, based on WaveSplitter's performance and in accordance with the terms of the applicable bonus plan (less applicable withholding): and

     iii) for a period of twelve (12) months following your termination date, WaveSplitter will pay the cost of continuing your major medical, dental, vision and life insurance coverage in effect immediately prior to the termination of your employment (subject to your payment of all applicable employee contributions, deductibles and premiums that were being paid by you prior to termination);

provided that you have signed an agreement containing the provisions set forth in Exhibit B, attached, thereby releasing WaveSplitter and its officers and directors from any claims or liability associated with the termination of your employment and such agreement has become irrevocable.

Any agreement regarding employment, wages, benefits, or other conditions of employment with WaveSplitter must be entered into in writing and signed by the Chairman of the Board or another person specifically designated by the Board of Directors. Any unwritten representations made by officers, agents, or employees of WaveSplitter during the interview process are only their own personal expectations of what the conditions of employment might be should you be hired and are not binding on the company.

In consideration of employment by WaveSplitter, you will be asked to sign a Nondisclosure and Invention Agreement, a copy of which is enclosed. In addition, WaveSplitter will offer you the opportunity to become a party to its standard form of indemnification agreement for officers and directors.

This offer of employment is available for ten (10) days from the above date. WaveSplitter retains the right to withdraw this offer at midnight of the tenth day following the above date.

WaveSplitter is committed to managing our business in an exemplary manner. WaveSplitter is an equal opportunity employer. We believe that WaveSplitter is a stimulating and rewarding environment to work in, and we look forward to your joining us.

This offer of employment is contingent upon reference checking results satisfactory to WaveSplitter. Please provide us with a list of references as soon as possible so that we can conduct the reference checking process.

Should you have any questions or wish to discuss any concerns, please feel free to talk to us. We look forward to hearing from you.

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Sincerely,


/s/ Sheau Chen
-------------------------
Sheau Chen
President & CEO
WaveSplitter Technologies, Inc.



Offer
accepted: /s/ WILLIAM H. DIAMOND
         --------------------------
         William H. Diamond
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                Exhibit A. to Offer Letter dated June 16, 2000

1. In the event that, in contemplation of, or at any time after a Change of Control (as defined below), your employment with WaveSplitter (or its successor) is (a) involuntarily terminated other than for "cause" or (b) is "constructively terminated" (as such terms are defined below), and:

     (a) if such termination or constructive termination within twelve (12) months of the commencement of your employment, then one-half (1/2) of the then unvested portion of the Option will immediately vest, or

     (b) if such termination or constructive termination occurs more than twelve (12) months after the commencement of your employment, then all of the then unvested portion of the Option will immediately vest.

2.   For purposes of the foregoing:

     (a) Termination for "cause" means (i) the failure by you substantially to perform your material duties after a written demand for substantial performance is delivered to you by the Board of Directors that specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties and you have afforded a reasonable opportunity (not less than 30 days) to cure such failure, (ii) the failure in a material respect) by you to follow reasonable policies or directives established by the Board of Directors after written notice to you by the Board of Directors that specifically identifies the manner in which you are not following such policies or directives, (iii) bad faith conduct that is materially detrimental to WaveSplitter, or (iv) the conviction of you of any crime involving the property or the business of WaveSplitter, or any felony.

     (b) Your employment with WaveSplitter will be deemed to have been "constructively terminated" if there shall occur (i) a reduction in your base salary other than a reduction that is part of a general reduction of all officer salaries, (ii) a material reduction in your title responsibility or authority, or assignment of duties inconsistent therewith, or (iii) a change to your primary WaveSplitter office location from 46430 Fremont Blvd, Fremont, CA to any other location that would require you to travel more than forty (40) miles one-
way) from your home at 16125 Francesca Ct, Monte Sereno, CA to reach the office.

     (c) A "Change of Control" shall be deemed to have occurred if (i) WaveSplitter sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of WaveSplitter with any other corporation or corporations, if the shareholders of WaveSplitter, as a group, do not hold, immediately after such event, more than 50% of the voting power of the surviving or successor corporation; or (iii) a person or entity (exclusive of persons who are now officers and directors of (WaveSplitter), including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act) of capital stock of WaveSplitter representing 40% or more of the combined voting power of the voting securities of WaveSplitter.
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                 Exhibit B to Offer Letter dated June 16, 2000

                           GENERAL RELEASE OF CLAIMS

     Employee hereby fully and forever releases WaveSplitter Technologies, Inc. (the "Company"), its subsidiaries and affiliates and their respective officers, directors, stockholders, investors, administrators, employees, assigns and successors in interest (individually and collectively, the "Releasees"), from any and all claims, liabilities, demands or causes of action that he may have or claim to have, whether known or unknown, against the Releasees, whether for violation of a statute, breach of contract, tort or any other claim based on its employment and the termination of his employment, including but not limited to, any claims of wrongful termination, infliction of emotional distress, misrepresentation, interference with prospective economic advantage, negligence, breach of contract or age, sex, disability, medical condition, or other discrimination under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. Employee agrees that the severance payments to be made to him and/or any accelerated vesting of stock options is in full satisfaction and settlement of any such claims, liabilities, demands or causes of action, and Employee hereby agrees that he will not file any lawsuit or institute any proceeding asserting any such claim. Employee also waives any and all rights that he currently may have arising under the Age Discrimination in Employment Act of 1967, as amended.

     Employee waives the provisions of California Civil Code Section 1542, which states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.